Filed Pursuant to Rule 424(b)(7)
Registration No. 333-232928
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, par value $0.20 per share	11,606,992 shares	$16.26	$188,729,690.00	$24,497.11
(1)
Estimated at $16.26 per share, the average high and low prices for the common stock, par value $0.20 per share, of the registrant, as reported by the New York Stock Exchange on July 14, 2020, solely for the purposes of calculating the proposed maximum offering price and registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Calculated in accordance with Rule 457(r) under the Securities Act.

Prospectus Supplement
(To Prospectus dated July 31, 2019)
11,606,992 Shares

Common Stock

This prospectus supplement relates to the resale by the selling stockholders identified in this prospectus supplement of up to 11,606,992 shares of our common stock from time to time. The common stock covered by this prospectus supplement represents all of the shares issued to the selling stockholders as a dividend on their shares of Cumulative Perpetual Preferred Stock, Series A, par value $1.00 per share, of Occidental Petroleum Corporation (the “Series A Preferred Stock”) on July 15, 2020.
Our registration of the shares of common stock covered by this prospectus supplement does not mean that the selling stockholders will offer or sell any of the shares. The common stock offered hereby by the selling stockholders may be sold from time to time through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The common stock may be sold in one or more transactions at fixed prices, at market prices or varying prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See “Plan of Distribution.”
We will not receive any proceeds from any sale of such common stock by any selling stockholder.
Our common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “OXY.” On July 14, 2020, the last reported sale price of our common stock on the NYSE was $16.68 per share.
Investing in our common stock involves risks. Please read “Risk Factors” in this prospectus supplement and in the accompanying prospectus and other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 15, 2020.

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus and any applicable free writing prospectuses. We have not, and the selling stockholders have not, authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement, the accompanying prospectus and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy those securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates on the front covers of this prospectus supplement and the accompanying prospectus, the information contained in any related free writing prospectus will be accurate only as of the date of that document, and the information contained in any document incorporated by reference into this prospectus supplement is accurate only as of the date of such document. Our business, financial condition, results of operations and prospects may have changed since those respective dates.
Unless otherwise expressly stated or the context otherwise requires, references to “dollars,” “$” and other similar references in this prospectus supplement, the accompanying prospectus and any related free writing prospectuses are to U.S. dollars. Unless otherwise expressly stated or the context otherwise requires, the words “Occidental,” “we,” “us” and “our” as used in this prospectus supplement refer to Occidental Petroleum Corporation and its subsidiaries.
S-ii

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements that involve risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows and business prospects. Actual results may differ from anticipated results, sometimes materially, and reported results should not be considered an indication of future performance. Factors that could cause the results to differ include, but are not limited to:
•	the scope and duration of the COVID-19 pandemic and actions taken by governmental authorities and other third parties in response to the pandemic;
•	our indebtedness and other payment obligations, including the need to generate sufficient cash flows to fund operations;
•	our ability to successfully monetize select assets, repay or refinance our debt and the impact of changes in our credit ratings;
•	assumptions about energy markets;
•
global and local commodity and commodity-futures pricing fluctuations, such as the sharp decline in crude oil prices that occurred in the first quarter of 2020 and continued into the second quarter of 2020;

•	supply and demand considerations for, and the prices of, our products and services;
•	actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries;
•	results from operations and competitive conditions;
•	future impairments of our proved and unproved oil and gas properties or equity investments, or write-downs of productive assets, causing charges to earnings;
•	unexpected changes in costs;
•	availability of capital resources, levels of capital expenditures and contractual obligations;
•	the regulatory approval environment, including our ability to timely obtain or maintain permits or other governmental approvals, including those necessary for drilling and/or development projects;
•	our ability to successfully complete, or any material delay of, field developments, expansion projects, capital expenditures, efficiency projects, acquisitions or dispositions;
•
risks associated with acquisitions, mergers and joint ventures, such as difficulties integrating businesses, uncertainty associated with financial projections, projected synergies, restructuring, increased costs and adverse tax consequences;

•	uncertainties and liabilities associated with acquired and divested properties and businesses;
•	uncertainties about the estimated quantities of oil, natural gas and natural gas liquid (“NGL”) reserves;
•	lower-than-expected production from development projects or acquisitions;
•	our ability to realize the anticipated benefits from prior or future streamlining actions to reduce fixed costs, simplify or improve processes and improve our competitiveness;
•	exploration, drilling and other operational risks;
•	disruptions to, capacity constraints in, or other limitations on the pipeline systems that deliver our oil and natural gas and other processing and transportation considerations;
•	general economic conditions, including slowdowns, domestically or internationally and volatility in the securities, capital or credit markets;
•	uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark;
•	governmental actions and political conditions and events;
S-iii

•
legislative or regulatory changes, including changes relating to hydraulic fracturing or other oil and natural gas operations, retroactive royalty or production tax regimes, deepwater and onshore drilling and permitting regulations and environmental regulation (including regulations related to climate change);

•	environmental risks and liability under international, provincial, federal, regional, state, tribal, local and foreign environmental laws and regulations (including remedial actions);
•	potential liability resulting from pending or future litigation;
•	disruption or interruption of production or manufacturing or facility damage due to accidents, chemical releases, labor unrest, weather, natural disasters, cyber-attacks or insurgent activity;
•	the creditworthiness and performance of our counterparties, including financial institutions, operating partners and other parties;
•	failure of risk management;
•	our ability to retain and hire key personnel;
•	reorganization or restructuring of our operations;
•	changes in state, federal or foreign tax rates; and
•	actions by third parties that are beyond our control.
Words such as “estimate,” “project,” “predict,” “will,” “would,” “should,” “could,” “may,” “might,” “anticipate,” “plan,” “intend,” “believe,” “expect,” “aim,” “goal,” “target,” “objective,” “likely” or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus supplement or, in the case of documents incorporated by reference, as of the date of those documents. Unless legally required, we undertake no obligation to update, modify or withdraw any forward-looking statements, as a result of new information, future events or otherwise. Material risks that may affect our results of operations and financial position appear under the heading “Risk Factors” and elsewhere in this prospectus supplement, the accompanying prospectus and our most recent Annual Report on Form 10-K, which is incorporated herein by reference, as well as in any of our subsequently-filed annual, quarterly or current reports that are incorporated by reference in this prospectus supplement and the accompanying prospectus.
S-iv

OCCIDENTAL PETROLEUM CORPORATION
Occidental is an international energy company with operations in the United States, Middle East, Africa and Latin America. We are the largest onshore oil producer in the U.S., including in the Permian Basin, and a leading offshore producer in the Gulf of Mexico. Our marketing and midstream segment provides flow assurance and maximizes the value of our oil and gas. Our chemical subsidiary OxyChem manufactures the building blocks for life-enhancing products. Our Oxy Low Carbon Ventures subsidiary is advancing leading-edge technologies and business solutions to economically grow our business while reducing emissions.
Oil and Gas—This segment explores for, develops and produces oil and condensate, NGL and natural gas. Occidental’s oil and gas assets are located in some of the world’s highest-margin basins and are characterized by an advantaged mix of short- and long-cycle, high-return development opportunities. In the United States, Occidental holds a leading position in the Permian Basin, and is a leading offshore producer in the Gulf of Mexico. Other core operations are in the Middle East (Oman, United Arab Emirates and Qatar), Latin America (Colombia) and Africa (Algeria).
Chemical (OxyChem)—This segment primarily manufactures and markets basic chemicals and vinyls. OxyChem is a leading North American manufacturer of PVC resins, chlorine and caustic soda – key building blocks of products such as pharmaceuticals, water treatment chemicals and durable, long-life plastics. OxyChem has manufacturing facilities in the United States, Canada and Latin America.
Marketing and Midstream—This segment purchases, markets, gathers, processes, transports and stores oil, condensate, NGL, natural gas, carbon dioxide and power. It also trades around its assets, including transportation and storage capacity, and invests in entities that conduct similar activities.
Also within the marketing and midstream segment is Oxy Low Carbon Ventures (“OLCV”). OLCV seeks to capitalize on Occidental’s enhanced oil recovery leadership by developing carbon capture, utilization and storage projects that source anthropogenic carbon dioxide and promote innovative technologies that drive cost efficiencies and economically grow Occidental’s business while reducing emissions.
Occidental is incorporated in Delaware. Its principal executive offices are located at 5 Greenway Plaza, Suite 110, Houston, Texas 77046 and its telephone number is (713) 215-7000. Occidental’s website address is www.oxy.com. Information contained on Occidental’s website does not constitute part of this prospectus supplement. Occidental’s common stock is publicly traded on the NYSE, under the ticker symbol “OXY.” Additional information about Occidental is included in documents incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”

RISK FACTORS
Investing in our common stock involves risks. Before you invest in our common stock, you should carefully consider the following risk factors, in addition to the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Specifically, please see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and our Current Report on Form 8-K dated June 25, 2020 as such risks may be updated or supplemented in our subsequently filed Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and the other information in that and the other reports that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of risk factors that may affect the business.
Risks Related to Our Common Stock
Our certificate of incorporation, stockholder rights agreement and applicable law could prevent a third party from acquiring us or limit the price that investors might be willing to pay for shares of our common stock.
Our certificate of incorporation authorizes our Board of Directors to issue new series of preferred stock without stockholder approval. Depending on the rights and terms of any new series created, and the reaction of the market to the series, your rights or the value of your common stock could be negatively affected. For example, subject to applicable law, our Board of Directors could create a series of preferred stock with preferential rights to dividends or assets upon liquidation, or with superior voting rights to our existing common stock. The ability of our Board of Directors to issue these new series of preferred stock could also prevent or delay a third party from acquiring us, even if doing so would be beneficial to our noteholders and stockholders.
On March 12, 2020, our Board of Directors approved, and we entered into, a limited duration stockholder rights plan, which was approved by our stockholders at our 2020 annual meeting of stockholders. This stockholder rights plan provides us with a defensive mechanism that decreases the risk that a hostile acquirer will attempt to take control of us without negotiating directly with our Board of Directors. The stockholder rights agreement may discourage acquirers from attempting to purchase us, which may adversely affect the price of our common stock.
In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the “DGCL”), which prohibits Delaware corporations from engaging in certain business combinations with an interested stockholder (generally, a 15% or greater stockholder) for a period of three years after the date of the transaction in which the person first becomes an interested stockholder, unless:
•	the business combination is approved in advance by a majority of the independent directors;
•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock; or
•	the business combination is approved by our Board of Directors and by the holders of at least two-thirds of the outstanding shares of our common stock that is not owned by the interested stockholder.
The application of Section 203 of the DGCL could have the effect of delaying or preventing a change of control of us.

USE OF PROCEEDS
The selling stockholders will receive the proceeds from the sale of shares of our common stock pursuant to this prospectus supplement. We will not receive any proceeds from the sale of these shares of common stock.

SELLING STOCKHOLDERS
On July 15, 2020, Occidental paid the quarterly dividend on its Series A Preferred Stock in the form of shares of Occidental’s common stock. Pursuant to the methodology set forth in the Certificate of Designations dated as of August 8, 2019 establishing the relative powers, preferences, rights, qualifications, limitations and restrictions of the Series A Preferred Stock, an aggregate of 11,606,992 shares of common stock were issued to the holders of record of the Series A Preferred Stock as of June 30, 2020. This prospectus supplement registers the resale of such shares of common stock by the selling stockholders named below.
The table below sets forth information with respect to the beneficial ownership of our common stock by the selling stockholders as of June 30, 2020, before and after giving effect to this offering, as well as the number of shares of common stock that may be sold by each selling stockholder under this prospectus supplement. Percentage ownership as set forth in the table below is based on 918,202,309 shares of our common stock issued and outstanding as of June 30, 2020.
Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if such person possesses sole or shared voting or investment power over that security or has the right to acquire such power within 60 days, including pursuant to outstanding options and warrants that are currently exercisable or exercisable within 60 days. The selling stockholders each beneficially own a warrant (the “Warrant”) to purchase shares of our common stock (80 million shares in the aggregate (the ‘‘Warrant Shares”)). The table below reflects the ownership by the selling stockholders of the Warrant because, as of the date of this prospectus supplement, the Warrant is currently exercisable. Accordingly, in calculating the number of shares of common stock beneficially owned by a stockholder and the percentage ownership of that person, the Warrant Shares beneficially owned by that stockholder are deemed outstanding for the purposes of the numerator and the denominator. Such Warrant Shares, however, are not deemed outstanding for the purposes of calculating the percentage ownership of any other person. We believe that each of the selling stockholders identified in the table below possesses sole voting and investment power over all of the shares of common stock shown as beneficially owned by them.
Because the selling stockholders may sell some, all or none of their securities, we cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon completion of this offering. For purposes of the table below, however, we have assumed that each selling stockholder will sell all of its shares of common stock covered by this prospectus supplement.
The information in the table below with respect to the selling stockholders has been derived from information provided to us by or on behalf of the selling stockholders. Information concerning the selling stockholders may change from time to time. The address for each selling stockholder is: c/o Berkshire Hathaway Inc., 3555 Farnam Street, Omaha, Nebraska 68131.
Selling Stockholder(1)	Beneficial Ownership Before Offering		Shares of Common Stock Offered by this Prospectus Supplement	Beneficial Ownership After Offering
	Shares of Common Stock	% of Common Stock		Shares of Common Stock	% of Common Stock
Government Employees Insurance Company	29,772,271	3.2	3,772,271	26,000,000	2.8
GEICO Indemnity Company	9,160,699	1.0	1,160,699	8,000,000	*
GEICO Casualty Company	3,572,673	*	452,673	3,120,000	*
General Reinsurance Company	4,122,315	*	522,315	3,600,000	*
Gen Re Life Corporation	1,786,337	*	226,337	1,560,000	*
General Star Indemnity Company	274,821	*	34,821	240,000	*
Medical Protective Company	2,748,210	*	348,210	2,400,000	*
Princeton Insurance Company	137,411	*	17,411	120,000	*
Amguard Insurance Company	229,018	*	29,018	200,000	*
Norguard Insurance Company	274,821	*	34,821	240,000	*
Eastguard Insurance Company	91,607	*	11,607	80,000	*
Westguard Insurance Company	91,607	*	11,607	80,000	*
Columbia Insurance Company	11,588,284	1.2	1,468,284	10,120,000	1.1

Selling Stockholder(1)	Beneficial Ownership Before Offering		Shares of Common Stock Offered by this Prospectus Supplement	Beneficial Ownership After Offering
	Shares of Common Stock	% of Common Stock		Shares of Common Stock	% of Common Stock
Berkshire Hathaway Specialty Insurance Company	1,832,140	*	232,140	1,600,000	*
Berkshire Hathaway Assurance Corporation	916,070	*	116,070	800,000	*
BHG Life Insurance Company	6,412,489	*	812,489	5,600,000	*
Berkshire Hathaway Life Insurance Company of Nebraska	3,297,852	*	417,852	2,880,000	*
National Indemnity Company	15,298,367	1.6	1,938,367	13,360,000	1.4
Total	91,606,992	10.0	11,606,992	80,000,000	8.7
*	Represents beneficial ownership of less than 1% of our common stock.
(1)	Each of the selling stockholders is an affiliate of Berkshire Hathaway.

DESCRIPTION OF COMMON STOCK
This section supplements, and should be read together with, the general description of our common stock included in the “Description of Common Stock” in the accompanying prospectus.
Stockholder Rights Plan
On March 12, 2020, our Board of Directors approved a limited duration stockholder rights plan (the “Rights Agreement”) and declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock to purchase from Occidental one ten-thousandth of a share of Series B Junior Participating Preferred Stock, par value $1.00 per share, of Occidental (the “Series B Preferred Stock”) at a price of $55.00 per one ten-thousandth of a share of Series B Preferred Stock. The dividend was paid to holders of record of Occidental’s common stock at the close of business on March 23, 2020. The Rights will expire on March 11, 2021, unless the Rights are earlier redeemed or exchanged by us, or upon the occurrence of certain transactions.
Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the common stock and become exercisable following the earlier of:
•
10 business days from the public announcement that a person or group of affiliated or associated persons has become an Acquiring Person (as defined below) or such earlier date on which a majority of our Board of Directors becomes aware of the existence of an Acquiring Person; or

•
such date (prior to such time as any person or group of affiliated persons becomes an Acquiring Person), if any, as may be determined by action of our Board of Directors following the commencement of, or public announcement of an intention to commence, a tender or exchange offer the consummation of which would result in any person or group of affiliated or associated persons becoming an Acquiring Person.

Except in certain situations, a person or group of affiliated or associated persons becomes an “Acquiring Person” upon acquiring beneficial ownership of 15% (20% in the case of a passive institutional investor) or more of the outstanding shares of common stock. Each Right will entitle its holder (other than the Acquiring Person) to receive upon exercise that number of shares of common stock having a market value of two times the exercise price of $55.00 per Right.
Dividend Policy
Subject to the dividend rights of the holders of any outstanding series of preferred stock, including the Series A Preferred Stock, the holders of shares of common stock will be entitled to receive dividends when, as and if declared by our Board of Directors. We will pay those dividends either in cash, shares of common stock, or otherwise, at the rate and on the date or dates as declared by our Board of Directors. Accruals of dividends on our common stock will not bear interest. As a Delaware corporation, we are subject to statutory limitations on the declaration and payment of dividends.
On May 29, 2020, our Board of Directors declared a regular quarterly dividend of $0.01 per share on our common stock payable on July 15, 2020, to stockholders of record as of June 15, 2020. On June 26, 2020, our Board of Directors declared a special distribution of 1/8th of a warrant per share on our common stock, to be distributed on August 3, 2020 to holders of record of common stock as of the close of business on July 6, 2020. Each warrant will entitle the holder to purchase one share of common stock for a cash purchase price of $22.00 per share, until August 3, 2027, or such earlier expiration as shall be set forth in the warrant agreement to be entered into between Occidental and Equiniti Trust Company. The declaration of future dividends will be a business decision made by our Board of Directors from time to time and will depend on our financial condition and other factors deemed relevant by our Board of Directors.
Please refer to our Registration Statement on Form 8-B for a detailed description of our common stock, which may be obtained as described under “Where You Can Find More Information.”

PLAN OF DISTRIBUTION
This prospectus supplement relates to the offer and sale, from time to time, by the selling stockholders of shares of our common stock. We are registering the resale of these shares of our common stock, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholders pursuant to this prospectus supplement or at all. As used in this section, the term “selling stockholders” includes pledgees, donees, assignees, transferees or other successors-in-interest selling such shares of our common stock received after the date of this prospectus supplement from a selling stockholder as a gift, pledge, distribution or other non-sale related transfer.
The selling stockholders may, from time to time, offer the shares of our common stock at fixed prices, at market prices or varying prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, and by any of the following methods:
•	one or more transactions (which may involve underwritten offerings on a firm commitment or best efforts basis, cross sales or block transactions) on the NYSE or otherwise;
•	secondary distributions pursuant to and in accordance with the rules of the NYSE;
•	through one or more electronic trading platforms or services;
•	over-the-counter market, in negotiated transactions;
•	direct sales to one or more purchasers, including affiliates;
•	through the writing of options on the shares (whether such options are listed on an options exchange or otherwise);
•	short sales;
•	a combination of such methods of sale; or
•	any other method permitted by applicable law.
The selling stockholders may effect such transactions by selling the shares of our common stock offered in this prospectus supplement to or through broker-dealers or through other agents, including electronic trading platforms or similar services, and such broker-dealers or agents may receive compensation in the form of commissions or fees from the selling stockholders or the purchasers of shares for whom they may act as agent. The selling stockholders and any agents or broker-dealers that participate in the distribution of the shares of common stock offered in this prospectus supplement may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the sale of registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.
In the event of a “distribution” of the shares of our common stock offered in this prospectus supplement, the selling stockholders, any selling broker-dealer or agent and any “affiliated purchasers” may be subject to Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would prohibit, with certain exceptions, each such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits certain “stabilizing bids” or “stabilizing purchases” for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.
In connection with the sale of their shares of common stock or interests therein, the selling stockholders may enter into derivative transactions with broker-dealers or other financial institutions or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivative transactions, the broker-dealers or other financial institutions or third parties may sell securities covered by this prospectus supplement, including in short sale transactions. If so, the broker-dealer or other financial institution or third party may use securities pledged by the applicable selling stockholder or borrowed from such selling stockholder or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from such selling stockholder in settlement of those derivative transactions to close out any related open borrowings of shares.
At a time a particular offering of shares of our common stock is made, an additional prospectus supplement, if required, may be distributed that will set forth the name or names of any dealers or agents and any commissions and any other required information.

VALIDITY OF SECURITIES
Cravath, Swaine & Moore LLP, New York, New York, has issued an opinion in respect of the validity of the shares of common stock offered hereby.

EXPERTS
The consolidated financial statements of Occidental Petroleum Corporation and subsidiaries as of December 31, 2019 and 2018, and for each of the years in the three-year period ended December 31, 2019 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 financial statements refers to a change in the method of accounting for leases in 2019 due to the adoption of Accounting Standards Codification Topic 842, Leases.
Certain information with respect to the oil and gas reserves associated with Occidental’s oil and gas properties is confirmed in the process review letter of Ryder Scott Company, L.P., independent petroleum engineering consultants, and has been incorporated by reference herein, upon the authority of said firm as experts with respect to the matters covered by such process review letter and in giving such process review letter.
Certain information with respect to the oil and gas reserves associated with Anadarko Petroleum Corporation’s oil and gas properties is confirmed in the procedures and methods review letter of Miller and Lents, Ltd., an independent petroleum consulting firm, and has been incorporated by reference herein, upon the authority of said firm as experts with respect to the matters covered by such procedures and methods review letter and in giving such procedures and methods review letter.

WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information reporting requirements of the Exchange Act. In accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC file number is 001-09210. The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is at www.sec.gov. Such reports, proxy statements and other information filed by us can also be read through the Investor Relations section of our website at www.oxy.com. Information on our website does not constitute part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with making any investment decision with respect to our common stock.
The SEC allows us to “incorporate by reference” the information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered part of this prospectus supplement, and any such information filed with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information. This prospectus supplement incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.
•	Annual Report on Form 10-K for the year ended December 31, 2019;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2020;
•
Portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 17, 2020 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2019;

•
Current Reports on Form 8-K filed on January 7, 2020, March 13, 2020, March 24, 2020, March 25, 2020, April 2, 2020, April 3, 2020, April 15, 2020, May 21, 2020, June 3, 2020, June 25, 2020, July 13, 2020 and July 15, 2020; and

•
The description of our common stock contained in the registration statement on Form 8-B, dated June 26, 1986 (as amended by Form 8, dated December 22, 1986, Form 8, dated February 3, 1988, Form 8-B/A, dated July 12, 1993, Form 8-B/A, dated March 21, 1994, Form 8-B/A, dated November 2, 1995, and Form 8-A, dated March 13, 2020, and including any amendment or report filed with the SEC for the purpose of updating this description).

We also incorporate by reference all documents we may subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the termination of the offering or offerings to which this prospectus supplement relates. Information furnished under Items 2.02 or 7.01 (and corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise expressly specified in such report, is not incorporated by reference in this prospectus supplement.
We will provide, without charge upon written or oral request, a copy of any or all of the documents which are incorporated by reference into this prospectus supplement. Requests should be directed to:
Occidental Petroleum Corporation
5 Greenway Plaza, Suite 110
Houston, Texas 77046
Attn: Corporate Secretary
Telephone: (713) 215-7000

Prospectus

Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants
Depositary Shares
Stock Purchase Contracts
Stock Purchase Units
Units
Occidental Petroleum Corporation may offer from time to time an indeterminate number of our senior debt securities, subordinated debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts, stock purchase units, and units. We refer to our senior debt securities, subordinated debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts, stock purchase units and units collectively as the “securities” in this prospectus. The securities we may offer may be convertible into or exercisable or exchangeable for other securities. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.
Occidental Petroleum Corporation common stock is traded on the New York Stock Exchange under the trading symbol “OXY.”
Investing in these securities involves risk. See “Risk Factors” beginning on page 7 of this prospectus.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 31, 2019.

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ABOUT THIS PROSPECTUS
Unless otherwise stated or the context otherwise requires, the terms “Occidental,” the “Company,” “we,” “us,” and “our” refer to Occidental Petroleum Corporation and its subsidiaries. In the “Description of Senior Debt Securities,” “Description of Subordinated Debt Securities,” “Description of Common Stock,” “Description of Preferred Stock,” “Description of Warrants,” “Description of Depositary Shares,” “Description of Stock Purchase Contracts and Stock Purchase Units” and “Description of Units” sections of this prospectus, however, references to “Occidental,” the “Company,” “we,” “us” and “our” refer only to Occidental Petroleum Corporation and not to any of its subsidiaries.
This prospectus is part of a registration statement that we have filed with the SEC, using an “automatic shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings in amounts to be determined at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer or sell securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may add to, update or change the information contained in this prospectus. Please carefully read this prospectus, the accompanying prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION
Occidental and Anadarko Petroleum Corporation (“Anadarko”) file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access this information at the SEC’s internet website that contains reports, proxy statements and other information regarding issuers, including Occidental and Anadarko, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is not incorporated by reference into this prospectus.
The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we or Anadarko file with the SEC prior to the date of this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents that we or Anadarko have filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in a subsequently filed document that also is incorporated by reference herein. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be part of this prospectus. These documents contain important information about us, Anadarko and our respective businesses.
We are incorporating by reference into this prospectus the following documents filed with the SEC, excluding any document or portion thereof deemed to be “furnished” but not “filed” for purposes of the Exchange Act:
Occidental SEC Filings
•	Annual report on Form 10-K for the year ended December 31, 2018;
•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019;
•	Current reports on Form 8-K filed on April 24, 2019, May 3, 2019, May 6, 2019 (Film No.: 19798226), May 10, 2019 (Film No.: 19813015), May 10, 2019 (Film No.: 19815863) and July 15, 2019; and
•
The description of Occidental common stock contained in the registration statement on Form 8-B, dated June 26, 1986 (as amended by Form 8, dated December 22, 1986, Form 8, dated February 3, 1988, Form 8-B/A, dated July 12, 1993, Form 8-B/A, dated March 21, 1994, and Form 8-B/A, dated November 2, 1995, and including any amendment or report filed with the SEC for the purpose of updating this description).

Anadarko SEC Filings
•	Annual report on Form 10-K for the year ended December 31, 2018;
•	Quarterly reports on Form 10-Q for the quarters ended March 31, 2019, and June 30, 2019; and
•	Current reports on Form 8-K filed on February 19, 2019, April 12, 2019, April 17, 2019, May 10, 2019 and May 15, 2019.
We also incorporate by reference all documents we may subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any report on Form 10-K or 10-Q that Anadarko may subsequently file with the SEC, in each case, from the date of this prospectus until the termination of each offering under this prospectus.
Information furnished under Item 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K (including the current reports on Form 8-K listed above) that we file or that Anadarko files with the SEC, unless otherwise expressly specified in such report, is not incorporated by reference in this prospectus.

You can obtain any of the documents listed above from the SEC’s website at the address indicated above, or from Occidental by requesting them in writing or by telephone as follows:
Occidental Petroleum Corporation
Attention: Corporate Secretary
5 Greenway Plaza, Suite 110
Houston, Texas 77046
Telephone: (713) 215-7000
These documents are available from Occidental without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part. You can also find information about Occidental at our internet website at www.oxy.com. Information contained on this website does not constitute part of this prospectus.
You should rely only on the information contained or incorporated by reference in this prospectus, the prospectus supplement or any pricing supplement as having been authorized by us. We have not authorized any person, including any salesperson or broker, to provide information other than that provided in this prospectus, the prospectus supplement or any pricing supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and any prospectus supplement or pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference herein or therein is accurate only as of the date of the document incorporated by reference.

FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions.
This document contains certain forward-looking statements with respect to the financial condition, results of operations and business, plans, objectives and strategies of Occidental. These statements may be made directly in this prospectus or may be incorporated by reference to other documents or in any accompanying prospectus supplement. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements often use words such as “anticipate”, “target”, “expect”, “estimate”, “intend”, “plan”, “goal”, “believe”, “hope”, “aim”, “continue”, “will”, “may”, “would”, “could” or “should” or other words of similar meaning. There are several factors which could cause actual plans and results to differ materially from those expressed or implied in forward-looking statements. Such factors include, but are not limited to:
•	changing crude oil, natural gas and natural gas liquids (“NGLs”) prices;
•	changing marketing and chemicals margins;
•	actions of competitors or regulators;
•	advances in the competitiveness of alternate-energy sources or product substitutes;
•	the timing of exploration expenses and crude oil liftings;
•	our ability to successfully complete, or any material delay of, field developments, expansion projects, capital expenditures, efficiency projects, acquisitions or dispositions;
•
risks associated with acquisitions, mergers and joint ventures, such as difficulties integrating businesses, uncertainty associated with financial projections, projected synergies, restructuring, increased costs, and adverse tax consequences;

•	uncertainties and liabilities associated with acquired and divested properties and businesses;
•	technological developments;
•	the results of operations and financial condition of our suppliers, vendors, partners and equity affiliates, particularly during extended periods of low prices for crude oil and natural gas;
•	the inability or failure of our joint-venture partners to fund their share of operations and development activities;
•	the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects;
•	potential delays in the development, construction or start-up of planned projects;
•
the potential disruption or interruption of our operations due to natural or human causes beyond such company’s control, including crude oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries;

•	changing economic, regulatory and political environments in the various countries in which we operate;
•	the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation;
•	significant operational, investment or product changes required by existing or future environmental statutes and regulations;
•	the potential liability resulting from pending or future litigation;

•	government-mandated sales, divestitures, recapitalizations, industry-specific taxes, tariffs, sanctions, changes in fiscal terms or restrictions on the scope of company operations;
•	foreign currency movements compared with the U.S. dollar; and
•
other risk factors as detailed from time to time in our and Anadarko’s reports filed with the SEC, including Occidental’s and Anadarko’s respective Annual Reports on Form 10-K for the year ended December 31, 2018, which are incorporated herein by reference, as well as any subsequent periodic or current reports filed with the SEC, including the risks and uncertainties set forth in, or incorporated by reference into, this prospectus in the section entitled “Risk Factors” beginning on page 7. See “Where You Can Find More Information” beginning on page 2.

These forward-looking statements reflect our current views with respect to future events and are based on numerous assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, business strategies, operating environments, future developments and other factors we believe appropriate. By their nature, forward-looking statements involve known and unknown risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. The factors described in the context of such forward-looking statements in this document could cause our plans, actual results, performance or achievements, industry results and developments to differ materially from those expressed in or implied by such forward-looking statements. Although it is believed that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct and persons reading this document are therefore cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or, in the case of a document incorporated by reference, as of the date of that document. We do not assume any obligation to update the information contained in this document (whether as a result of new information, future events or otherwise), except as required by applicable law.

ABOUT OCCIDENTAL
Our principal businesses consist of three segments. The oil and gas segment explores for, develops and produces oil and condensate, NGLs and natural gas. The chemical segment mainly manufactures and markets basic chemicals and vinyls. The midstream and marketing segment purchases, markets, gathers, processes, transports and stores oil, condensate, NGLs, natural gas, carbon dioxide and power. It also trades around its assets, including transportation and storage capacity. Additionally, the midstream and marketing segment invests in entities that conduct similar activities.
On May 9, 2019, we entered into an Agreement and Plan of Merger (the “Merger Agreement”), among us, Anadarko and a wholly owned subsidiary of Occidental, pursuant to which, among other things and subject to the satisfaction or waiver of certain conditions, Anadarko will merge with and into our wholly owned subsidiary and survive the merger as a wholly owned subsidiary of Occidental. The transaction is expected to close shortly after Anadarko's special meeting of its stockholders on August 8, 2019 and is subject to the customary closing conditions, including approval from Anadarko’s shareholders.
Our principal executive offices are located at 5 Greenway Plaza, Suite 110, Houston, Texas 77046; our telephone number is (713) 215-7000.

RISK FACTORS
Investing in our securities involves risks. Before you invest in our securities you should carefully consider the risk factors relating to an investment in our securities described in this prospectus, any applicable prospectus supplement and the Annual Reports of Occidental and Anadarko on Form 10-K for the year ended December 31, 2018 and in any subsequent periodic or current reports filed with the SEC under the Exchange Act that include “Risk Factors” or that discuss risks to Occidental or Anadarko and that are incorporated herein by reference.

USE OF PROCEEDS
Unless otherwise specified in an applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of any securities offered under this prospectus for general corporate purposes, including, among other possible uses, repayment or refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities.

DESCRIPTION OF SENIOR DEBT SECURITIES
General
We may issue one or more series of senior debt securities pursuant to this prospectus. We will issue the senior debt securities under an indenture (the “Senior Indenture”) to be entered into in the future between us and The Bank of New York Mellon Trust Company, N.A., as trustee (“Senior Indenture Trustee”). A copy of the form of Senior Indenture is included as an exhibit to the registration statement of which this prospectus is a part.
Below is a description of certain general terms of the senior debt securities. The description is not complete and is subject to and qualified in its entirety by reference to the Senior Indenture. The particular terms of a series of senior debt securities will be described in a prospectus supplement and, if applicable, a pricing supplement. Capitalized terms used but not defined in this summary have the meanings specified in the Senior Indenture.
The senior debt securities will rank equally with all of our unsecured and unsubordinated debt. The Senior Indenture is subject to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Senior Indenture does not limit the amount of senior debt securities which we may issue, nor does it limit us or our subsidiaries from issuing any other unsecured debt. Such other unsecured debt may have different terms than the senior debt securities. Our previously issued and outstanding senior debt does have different terms than the senior debt securities (including different restrictive covenants and event of default provisions). The terms of the senior debt securities issued under this prospectus will only be as described in the Senior Indenture, this prospectus and any prospectus supplement.
Each prospectus supplement, together with a pricing supplement, if applicable, will describe the terms relating to a series of senior debt securities, which may include:
•	the title;
•
any limit on the amount that may be issued (unless expressly provided in the applicable prospectus supplement or pricing supplement, a series of our senior debt securities may be re-opened from time to time for the issuance of additional senior debt securities of that series subject to any terms and conditions set forth in or established pursuant to the Senior Indenture);

•	the price at which that series of senior debt securities will be issued, which may be at a discount;
•	whether or not that series of senior debt securities will be issued in global form and, if applicable, who the depositary will be;
•	the maturity date(s) or the method of determining the maturity date(s);
•	the person to whom any interest will be payable on any senior debt security, if other than the person in whose name that security is registered at the close of business on the regular record date;
•
the interest rate(s), if any (which may be fixed or variable), or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record date(s) for interest payment date(s);

•
the place(s) where payments shall be payable, senior debt securities may be surrendered for registration of transfer, securities may be surrendered for exchange, and notices and demands to or upon us may be served;

•
the period(s) within which, and the price(s) at which, that series of senior debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and other related terms and conditions;

•	any mandatory or optional sinking fund provisions or any provisions for remarketing that series of senior debt securities and other related terms and provisions;
•	the denominations in which that series of senior debt securities will be issued, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;
•
the currency or currencies, including composite currencies or currency units, in which that series of senior debt securities may be denominated or in which payment of the principal of and interest, if any, on that series of senior debt securities shall be payable, if other than the currency of the United States of America, and, if so, whether that series of senior debt securities may be satisfied and discharged other than as provided in Article Four of the Senior Indenture;
•
if the amounts of payments of principal of and interest on, if any, that series of senior debt securities are to be determined by reference to an index, formula or other method, or based on a coin or currency other than that in which that series of senior debt securities are stated to be payable, the manner in which such amounts shall be determined and the calculation agent, if any, with respect thereto;

•
if other than the principal amount thereof, the portion of the principal amount of that series of senior debt securities that will be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default;

•
whether we will pay additional amounts on any of the senior debt securities and coupons, if any, of the series to any non-United States holder in respect of any tax, assessment or governmental charge withheld or deducted, and under what circumstances and with what procedures we will pay such additional amounts;

•	if other than as defined in the Senior Indenture, the meaning of “Business Day” when used with respect to that series of senior debt securities;
•
if that series of senior debt securities may be issued or delivered (whether upon original issuance or upon exchange of a temporary security of such series or otherwise), or any installment of principal or interest is payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the Senior Indenture, the forms and terms of those certificates, documents or conditions;

•	any addition to, or modification or deletion of, any event of default, covenant or other term or provision specified in the Senior Indenture with respect to that series of senior debt securities; and
•
any other terms, which other terms may (subject, in the case of an existing outstanding series of senior debt securities, to the provisions of the Senior Indenture described below under “—Modification of Senior Indenture; Waiver”) amend, supplement or replace any of the terms of the Senior Indenture insofar as it concerns the senior debt securities of that series.

Each prospectus supplement or pricing supplement, as applicable, may describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the senior debt securities that the prospectus supplement or pricing supplement covers, as applicable.
Limitation on Liens
The Senior Indenture will provide that we will not, nor will we permit any Consolidated Subsidiary (as defined below) to, incur, create, assume, guarantee or otherwise become liable with respect to any Secured Debt (as defined below), unless the senior debt securities are secured equally and ratably with (or prior to) such Secured Debt. This covenant will not apply to:
(1)	Liens (as defined below) existing on the date of the Senior Indenture;
(2)
Liens existing on property of, or on any shares of Capital Stock or Indebtedness (each as defined below) of, any Business Entity (as defined below) at the time such Business Entity becomes a Consolidated Subsidiary or at the time such Business Entity is merged into or consolidated with us or any Consolidated Subsidiary or at the time of sale, lease or other disposition of the properties of such Business Entity (or a division of such Business Entity) to us or a Consolidated Subsidiary as an entirety or substantially as an entirety;

(3)	Liens in favor of us or a Consolidated Subsidiary;
(4)	Liens in favor of governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute;
(5)
Liens existing on property, shares of Capital Stock or Indebtedness at the time of acquisition thereof (including acquisition through merger or consolidation) or Liens to (i) secure the payment of all or any part of the purchase price of such property, shares or Indebtedness or the cost of construction, installation, expansion, renovation, improvement or development on or of such property or (ii) secure any Indebtedness incurred prior to, at the time of, or within two years after the latest of the acquisition, the completion of such construction, installation, expansion, renovation, improvement or development or the commencement of full operation of such property or within two years after the acquisition of such shares or Indebtedness for the purpose of financing all or any part of the purchase price or cost thereof;
(6)
Liens on any specific oil or gas property to secure Indebtedness incurred by us or any Consolidated Subsidiary to provide funds for all or any portion of the cost of exploration, production, gathering, processing, marketing, drilling or development of such property;

(7)
Liens on any Principal Domestic Property (as defined below) securing Indebtedness incurred under industrial development, pollution control or other revenue bonds issued or guaranteed by the United States of America or any State thereof or any department, agency, instrumentality or political subdivision thereof;

(8)	Liens on any Principal Domestic Property securing Indebtedness arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead;
(9)	extensions, renewals or refundings of any Liens referred to in the foregoing clauses (1) through (8), subject to certain limitations; and
(10)	Liens on property or shares of Capital Stock of any WES Entity (as defined below).
Notwithstanding the foregoing, we and one or more Consolidated Subsidiaries may incur, create, assume, guarantee or otherwise become liable with respect to any Secured Debt that would otherwise be subject to the foregoing restrictions if, after giving effect thereto, the aggregate amount of all Secured Debt would not exceed 15% of Consolidated Net Tangible Assets (as defined below).
Consolidation, Merger or Sale
The Senior Indenture will not permit us to consolidate with, merge into or convey, transfer or lease our properties and assets substantially as an entirety to any Business Entity unless the following conditions are met:
•
the Business Entity formed by such consolidation or into which we are merged or the Business Entity that acquires by conveyance or transfer, or which leases, our properties and assets substantially as an entirety shall be a Business Entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume, by a supplemental indenture, all of our obligations under the Senior Indenture and the senior debt securities; and

•	immediately after giving effect to such transaction, no event of default, or event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing.
If the conditions described above are satisfied with respect to the senior debt securities, we will not need to obtain the approval of the holders in order to engage in such a consolidation, merger, conveyance, transfer or lease. Also, these conditions will apply only if we wish to consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control of Occidental but in which we do not consolidate with or merge into another entity and any transaction in which we convey, transfer or lease less than substantially all our assets.
Reports
The Senior Indenture will provide that we will file with the Senior Indenture Trustee, within 15 days after we have filed the same with the United States Securities and Exchange Commission (the “Commission”), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934; provided that we will be deemed to have filed copies of any such annual reports, documents or other reports with the Senior Indenture Trustee to the extent that such annual reports, documents or other reports are filed with the Commission via EDGAR (or any successor electronic delivery procedure).

Events of Default and Remedies Under the Senior Indenture
The following will be events of default under the Senior Indenture with respect to each series of senior debt securities:
•	failure to pay any installment of interest upon any senior debt securities of such series when it becomes due and payable, and continuance of such failure to pay for a period of 30 days;
•	failure to pay the principal of any senior debt securities of such series when due;
•
failure to perform or breach of any other covenant or warranty contained in the senior debt securities or the Senior Indenture (other than a covenant or warranty specifically benefiting only another series of senior debt securities), and the continuance of such failure or breach for a period of 90 days after we receive notice of such failure or breach from the Senior Indenture Trustee or holders of at least 25% in principal amount of the outstanding senior debt securities of that series;

•	certain events of bankruptcy, insolvency or reorganization relating to us; and
•	any other event of default specified in the prospectus supplement or pricing supplement, if any, relating to that series of senior debt securities.
If an event of default with respect to senior debt securities of any series occurs and is continuing, the Senior Indenture Trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series, by notice in writing to us (and to the Senior Indenture Trustee if notice is given by such holders), may declare the principal of (or if such senior debt securities are Original Issue Discount Securities, the portion of the principal amount specified in the applicable prospectus supplement or pricing supplement, if any), and accrued interest, if any, on the senior debt securities of such series to be due and payable immediately. At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, holders of a majority in principal amount of the outstanding senior debt securities of that series, by written notice to us and the Senior Indenture Trustee, may rescind and annul such declaration and its consequences if:
•
we have paid or deposited with the Senior Indenture Trustee a sum sufficient to pay all overdue installments of interest on the senior debt securities of that series, the principal of any senior debt securities of that series which has become due otherwise than by such declaration of acceleration and interest thereon, to the extent payment of such interest is lawful, interest on overdue installments of interest, all sums paid or advanced by the Senior Indenture Trustee, the reasonable compensation, expenses, disbursements and advances of the Senior Indenture Trustee, its agents and counsel and any other amount due to the Senior Indenture Trustee under the Senior Indenture, and

•
all events of default with respect to outstanding senior debt securities of that series, other than the non-payment of the principal of and interest on such senior debt securities which became due solely by such declaration of acceleration, have been cured or waived in accordance with the terms of the Senior Indenture.

The holders of a majority in principal amount of the outstanding senior debt securities of any series may waive any past default with respect to that series and its consequences, except defaults regarding:
•	payment of principal or interest; or
•
covenants that cannot be modified or amended without the consent of each holder of an outstanding senior debt security affected thereby (as described under “—Modification of Senior Indenture; Waiver” below).

Any waiver shall cure such default and the corresponding event of default.
Subject to the terms of the Senior Indenture, the Senior Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Senior Indenture at the request or direction of any of the holders of the applicable series of senior debt securities, unless the holders have offered the Senior Indenture Trustee reasonable security or indemnity against costs, expenses and liabilities to be incurred in compliance with such request. The holders of a majority in principal amount of the outstanding senior debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Indenture Trustee, or exercising any trust or power conferred on the Senior Indenture Trustee, with respect to the senior debt securities of that series; provided that:
•	the direction given to the Senior Indenture Trustee is not in conflict with any law or the Senior Indenture;

•	the Senior Indenture Trustee may take any other action deemed proper by it which is not inconsistent with that direction; and
•	the Senior Indenture Trustee has not determined that the action would be unjustly prejudicial to the holders not involved in the proceeding.
A holder of the senior debt securities of any series will have the right to institute a proceeding under the Senior Indenture or to appoint a receiver or trustee, or to seek other remedies only if:
•	the holder has given written notice to the Senior Indenture Trustee of a continuing event of default with respect to that series;
•
the holders of at least 25% in principal amount of the outstanding senior debt securities of that series have made written request, and have offered reasonable indemnity, to the Senior Indenture Trustee to institute the proceedings as trustee; and

•
the Senior Indenture Trustee does not institute the proceeding, and does not receive from the holders of a majority in principal amount of the outstanding senior debt securities of that series other conflicting directions, within 60 days after the notice, request and offer of indemnity.

The Senior Indenture provides that no holder or group of holders of senior debt securities will have any right to affect, disturb or prejudice the rights of other holders, obtain or seek priority or preference over another holder or enforce its rights under the Senior Indenture except as provided in the Senior Indenture for the equal and ratable benefit of all holders.
These limitations on instituting proceedings do not apply to a suit instituted by a holder of senior debt securities to enforce the payment of the principal of or interest on the senior debt securities.
We will periodically deliver statements to the Senior Indenture Trustee regarding the existence or absence of defaults under the Senior Indenture.
Modification of Senior Indenture; Waiver
We and the Senior Indenture Trustee may amend or supplement the Senior Indenture without the consent of any holders to, among other things:
•	evidence the succession of another Business Entity to us and the assumption by such successor of our covenants, agreements and obligations in the Senior Indenture and the senior debt securities;
•
add to our covenants, agreements and obligations for the benefit of the holders of all senior debt securities or any series thereof, or to surrender any right or power the Senior Indenture confers upon us;

•
establish the form and terms of the senior debt securities of any series and (unless prohibited by the terms of the senior debt securities of any series pursuant to the Senior Indenture) to provide for the re-opening of a series of senior debt securities and for the issuance of additional senior debt securities of such series;

•	evidence and provide for the acceptance of appointment under the Senior Indenture of a successor Senior Indenture Trustee with respect to the senior debt securities of one or more series;
•
cure any ambiguity or correct or supplement any provision in the Senior Indenture that may be inconsistent with any other provision in the Senior Indenture or make other provisions with respect to matters or questions arising under the Senior Indenture;

•
add, change or eliminate any provisions of the Senior Indenture (which addition, change or elimination may apply to one or more series of senior debt securities), provided, that the addition, change or elimination neither (a) applies to any senior debt securities of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of the provision nor (b) modifies the rights of holders of those senior debt securities with respect to those modified provisions;

•
add to or change or eliminate any provision of the Senior Indenture as shall be necessary to comply with any amendments to the Trust Indenture Act or to otherwise maintain qualification of the Senior Indenture under the Trust Indenture Act or to comply with the rules of any applicable depositary;

•
to conform the text of the Senior Indenture or the senior debt securities to any provision of the section “Description of Notes” (or equivalent title) in the offering memorandum or prospectus relating to the initial offering of such senior debt securities;

•	secure the senior debt securities; or
•	change anything else that does not adversely affect the interests of any holder of senior debt securities in any material respect.
In addition, under the Senior Indenture, the rights of holders of any series of senior debt securities may be changed by us and the Senior Indenture Trustee with the written consent of (i) the holders of not less than a majority in principal amount of all outstanding debt securities issued under the Senior Indenture voting as a single class or (ii) if fewer than all of the series of outstanding debt securities issued under the Senior Indenture are affected by such addition, change, elimination or modification, the holders of not less than a majority in principal amount of the outstanding securities of all series so affected by such supplemental indenture voting as a single class (including, for the avoidance of doubt, consents obtained in connection with a purchase of, or tender offer or exchange for, such debt securities), to execute a supplemental indenture to add provisions to, or change in any manner or eliminate any provisions of, the Senior Indenture with respect to such applicable series of debt securities or modify in any manner the rights of the holders of such applicable series of debt securities under the Senior Indenture.
However, no change may be made without the consent of each holder of an outstanding senior debt security affected thereby if such change would, among other things:
•	change the stated maturity of principal of, or any installment of principal or interest on, any such senior debt security;
•	reduce the principal amount of, or the rate of interest on, or any premium payable on, any such senior debt security;
•	change the place where, or currency in which, any principal of or interest on any such senior debt security is payable;
•
impair the right of the holders to institute suit for the enforcement of any payment of any such senior debt security on or after the stated maturity thereof (or, in the case of redemption, on or after the Redemption Date or, in the case of any senior debt security that is subject to repurchase or redemption by us at the option of the holders, on or after the date fixed for such repurchase or redemption);

•
reduce the percentage in principal amount of outstanding senior debt securities of any series the holders of which are required to consent to any such change, or the consent of whose holders is required for any waiver of compliance with certain provisions of the Senior Indenture or certain defaults thereunder and their consequences with respect to the senior debt securities of such series provided for in the Senior Indenture; and

•
modify any of the foregoing requirements or the provisions regarding waivers of any covenant or past default other than to increase the percentage of holders required for consent or waiver or add consent requirements for modification or waiver of other provisions.

Certain Definitions
“Business Entity” means a corporation, association, business trust, partnership, limited liability company or other business entity.
“Capital Stock” means (a) in the case of a corporation, common stock, preferred stock and any other capital stock, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, limited liability company interests, and (d) in the case of any other Business Entity, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, such Business Entity, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Consolidated Net Tangible Assets” means the total of the Net Tangible Assets of us and our Consolidated Subsidiaries included in our and our Consolidated Subsidiaries’ financial statements prepared on a consolidated basis in accordance with United States generally accepted accounting principles, after eliminating all intercompany items.
“Consolidated Subsidiary” means any subsidiary included in our and our subsidiaries’ financial statements prepared on a consolidated basis in accordance with United States generally accepted accounting principles.
“Current Liabilities” means all Indebtedness that may properly be classified as a current liability in accordance with United States generally accepted accounting principles.
“Indebtedness” means, with respect to any Person, at any time, and in each case only to the extent such obligations are presented as liabilities on the face of the balance sheet of such Person in accordance with United States generally accepted accounting principles, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (b) obligations under capital leases (the amount of such obligations being the capitalized amount of such leases, determined in accordance with United States generally accepted accounting principles as in effect on December 31, 2016), (c) obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (d) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, letters of guaranty and bankers’ acceptances, (e) guarantees by such Person of any Indebtedness of others of the type described in the foregoing clauses (a) through (d) and (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on any asset owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person.
“Lien” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance to secure Indebtedness for borrowed money, but excluding (i) any security interest which a lessor may be deemed to have under a lease and (ii) any lien which may be deemed to exist under a Production Payment or under any subordination arrangement.
“Net Tangible Assets” of any specified Person means the total of all assets properly appearing on a balance sheet of such Person prepared in accordance with United States generally accepted accounting principles, after deducting from such total, without duplication of deductions, (a) all Current Liabilities of such Person; (b) that portion of the book amount of all such assets which would be treated as intangibles under United States generally accepted accounting principles, including, without limitation, all such items as goodwill, trademarks, trade names, brands, copyrights, patents, licenses and rights with respect to the foregoing and unamortized debt discount and expense; and (c) the amount, if any, at which any Capital Stock of such Person appears on the asset side of such balance sheet.
“Original Issue Discount Security” means any senior debt security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to the Senior Indenture.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
“Principal Domestic Property” means any (1) developed oil or gas producing property or (2) processing or manufacturing plant, in each case which is owned or leased by us or any Consolidated Subsidiary and (i) which is located in the continental United States and (ii) the gross book value of which on the date of determination exceeds 3% of Consolidated Net Tangible Assets; provided, however, that any such property or plant declared by our Board of Directors by Board Resolution not to be of material importance to our and our Consolidated Subsidiaries’ business, taken as a whole, will not be a Principal Domestic Property.
“Production Payment” means any economic interest in oil, gas or mineral reserves which (1) entitles the holder thereof to a specified share of future production from such reserves, free of the costs and expenses of such production, and (2) terminates when a specified quantity of such share of future production from such reserves has been delivered or a specified sum has been realized from the sale of such share of future production from such reserves.

“Redemption Date” when used with respect to any senior debt securities to be redeemed means the date fixed for such redemption by or pursuant to the Senior Indenture.
“Secured Debt” means any Indebtedness of us or any Consolidated Subsidiary for borrowed money, secured by a Lien on any Principal Domestic Property or on any shares of Capital Stock of, or on any Indebtedness of, any Consolidated Subsidiary that owns any Principal Domestic Property.
“subsidiary” means a Business Entity more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by us or by one or more of our other subsidiaries, or by us and one or more of our other subsidiaries.
“Voting Stock” means, with respect to any Business Entity, any class or series of Capital Stock of such Business Entity the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of, or to appoint or to approve the appointment of, the directors, trustees or managing members of, or other persons holding similar positions with, such Business Entity.
“WES Entities” means Western Midstream Partners, LP (formerly known as Western Gas Equity Partners, LP), Western Midstream Operating, LP (formerly known as Western Gas Partners, LP) and their respective Subsidiaries and general partners.
Form, Exchange and Transfer
The senior debt securities of each series will be issued as registered securities. Unless otherwise specified in the applicable prospectus supplement or the pricing supplement, if any, senior debt securities will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the terms of the Senior Indenture and the limitations applicable to global securities described in the applicable prospectus supplement or the pricing supplement, if any, senior debt securities will be exchangeable for other senior debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
Subject to the terms of the Senior Indenture and the limitations applicable to global senior debt securities set forth in the applicable prospectus supplement or pricing supplement, if any, senior debt securities issued may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the registrar or at the office of any transfer agent we designate for that purpose. Unless otherwise provided in the senior debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. We have appointed the Senior Indenture Trustee as registrar. Any transfer agent (in addition to the registrar) initially designated by us for any senior debt securities will be named in the applicable prospectus supplement or pricing supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the senior debt securities of each series.
If the senior debt securities of any series are to be redeemed, we will not be required to:
•
issue, register the transfer of, or exchange any senior debt securities of, that series during a period beginning at the opening of business 15 days before any selection of senior debt securities for redemption and ending on the day of mailing or sending of the relevant notice of redemption; or

•	register the transfer of or exchange any senior debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any senior debt security being redeemed in part.
Global Senior Debt Securities
The senior debt securities of each series may be issued in whole or in part in global form. A senior debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement or pricing supplement, if any. A global senior debt security shall be issued in registered form and in either temporary or definitive form. A global senior debt security may not be transferred, except as a whole, among the depositary for that senior debt security and its nominees and their respective successors. If any senior debt securities of a series are issuable as global senior debt securities, the applicable prospectus supplement or pricing supplement, if any, will describe any circumstances when beneficial owners of interests in that global senior debt security may exchange their interests for definitive senior debt securities of like series and tenor and principal amount in any authorized form and denomination.

Discharge
Unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, we may terminate at any time our obligations under the Senior Indenture with respect to any series of senior debt securities (other than certain limited obligations, such as the obligation to transfer and exchange senior debt securities of that series) by (1)(a) delivering all of the outstanding senior debt securities of that series to the Senior Indenture Trustee to be cancelled or (b) depositing with the Senior Indenture Trustee in trust funds or non-callable United States government or government-guaranteed obligations sufficient without reinvestment to pay all remaining principal and interest on the series of senior debt securities and (2) complying with certain other provisions of the Senior Indenture.
If we elect to discharge our obligations by depositing cash or United States government or government guaranteed obligations as described above, under present law such discharge is likely to be treated for United States federal income tax purposes as a redemption of the senior debt securities of that series prior to maturity in exchange for the property deposited in trust. In that event, each holder would generally recognize, at the time of discharge, gain or loss for United States federal income tax purposes measured by the difference between (1) the sum of (a) the amount of any cash and (b) the fair market value of any property deposited in trust deemed received by such holder (unless attributable to accrued interest) and (2) such holder’s tax basis in the senior debt securities deemed surrendered. After the discharge, each such holder would likely be treated as if it held an undivided interest in the cash (or investments made therewith) and the property held in trust (or investments made with interest received therefrom). Each such holder would generally be subject to tax liability in respect of interest income and original issue discount, if applicable, thereon and would recognize any gain or loss upon any disposition, including redemption, of the assets held in trust. Although tax might be owed, the holder of a discharged senior debt security would not receive cash (except for current payments of interest on that senior debt security) until the maturity or earlier redemption (or, if applicable, repurchase by us at the option of the holder) of that senior debt security. United States federal income tax treatment of this nature could affect the purchase price that a holder would receive upon the sale of the senior debt securities. You are urged to consult with your tax advisor regarding the tax consequences of the discharge of our obligations.
Information Concerning the Senior Indenture Trustee
The Senior Indenture Trustee, other than during the occurrence and continuance of an event of default under the Senior Indenture, undertakes to perform only those duties as are specifically set forth in the Senior Indenture and, upon an event of default under the Senior Indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Senior Indenture Trustee is under no obligation to exercise any of the rights or powers given it by the Senior Indenture at the request or direction of any holder of senior debt securities unless the Senior Indenture Trustee is offered reasonable security or indemnity by that holder against the costs, expenses and liabilities that it might incur. The Senior Indenture Trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.
The Bank of New York Mellon is a participating lender under our revolving credit agreement and provides commercial banking services to us and our affiliates. The Bank of New York Mellon Trust Company, N.A. is the Senior Indenture Trustee and will also act as Subordinated Indenture Trustee. However, if The Bank of New York Mellon Trust Company, N.A. acquires any conflicting interest when an event of default is pending, it must (with certain exceptions) eliminate the conflict or resign.
Payment and Payment Agents
The person in whose name a senior debt security is registered will be treated as the owner of such security for the purpose of receiving payment of principal and, unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, interest on such senior debt security and for all other purposes.
Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, payment of interest on any senior debt securities on any interest payment date will be made to the person in whose name those senior debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the interest, except as otherwise provided by the procedures of the depositary. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, principal and interest on the senior debt securities of a particular series will be payable at the office of the paying agents that we designate, except that payments of interest may, at our option, be made by wire transfer or check mailed to the address of the person entitled thereto.
We will be required to maintain a paying agent in each place of payment for the senior debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, the corporate trust office or agency of the Senior Indenture Trustee in The City of New York will be designated as the paying agent for payments with respect to senior debt securities.
All moneys that we pay to a paying agent or the Senior Indenture Trustee for the payment of the principal or interest, if any, on any senior debt securities which remain unclaimed at the end of two years after that principal or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.
Unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, interest shall be computed, for fixed rate securities, on the basis of a 360-day year comprised of twelve 30-day months, and, for variable rate securities, on the basis of the actual number of days in the interest period divided by 360.
Governing Law
The Senior Indenture and senior debt securities will be governed by and construed in accordance with the law of the State of New York (without regard to conflicts of laws principles thereof).

DESCRIPTION OF SUBORDINATED DEBT SECURITIES
General
We may issue one or more series of subordinated debt securities pursuant to this prospectus. We may issue the subordinated debt securities under an indenture (the “Subordinated Indenture”), to be entered into in the future among us, the subsidiary guarantors of such debt securities, if any, and The Bank of New York Mellon Trust Company, N.A., or another entity, as trustee (“Subordinated Indenture Trustee”). The form of Subordinated Indenture is included as an exhibit to the registration statement of which this prospectus is a part.
Below is a description of certain general terms of the subordinated debt securities. The description is not complete and is subject to and qualified in its entirety by reference to the Subordinated Indenture. The particular terms of a series of subordinated debt securities will be described in a prospectus supplement and, if applicable, a pricing supplement. Capitalized terms used but not defined in this summary have the meanings specified in the Subordinated Indenture.
The subordinated debt securities will be unsecured and will be subordinated and junior in priority of payment to our Senior Indebtedness (as defined below). The Subordinated Indenture is subject to the Trust Indenture Act. The Subordinated Indenture does not limit the amount of Senior Indebtedness or subordinated debt securities which we may issue, nor does it limit us or our subsidiaries from issuing any debt.
Each prospectus supplement, together with a pricing supplement, if applicable, will describe the terms relating to a series of subordinated debt securities, which may include:
•	the title;
•
any limit on the amount that may be issued (unless expressly provided in the applicable prospectus supplement or pricing supplement, a series of our subordinated debt securities may be re-opened from time to time for the issuance of additional subordinated debt securities of that series subject to any terms and conditions set forth in or established pursuant to the Subordinated Indenture);

•	the price at which that series of subordinated debt securities will be issued, which may be at a discount;
•	whether or not that series of subordinated debt securities will be issued in global form, and, if applicable, who the depositary will be;
•	the maturity date(s) or the method of determining the maturity date(s);
•
the person to whom any interest will be payable on any subordinated debt security, if other than the person in whose name that security is registered at the close of business on the regular record date;

•
the interest rate(s), if any, (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable and the regular record date(s) for interest payment date(s);

•
the place(s) where payments shall be payable, subordinated debt securities may be surrendered for registration of transfer, securities may be surrendered for exchange, and notices and demands to or upon us may be served;

•
the period(s) within which, and the price(s) at which, that series of subordinated debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and other related terms and conditions;

•	any mandatory or optional sinking fund provisions or any provisions for remarketing that series of subordinated debt securities and other related terms and provisions;
•	the denominations in which that series of subordinated debt securities will be issued, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;
•
the currency or currencies, including composite currencies or currency units, in which that series of subordinated debt securities may be denominated or in which payment of the principal of and interest, if any, on that series of subordinated debt securities shall be payable, if other than the currency of the United States of America, and, if so, whether that series of subordinated debt securities may be satisfied and discharged other than as provided in Article Four of the Subordinated Indenture;
•
if the amounts of payments of principal of and interest on, if any, that series of subordinated debt securities are to be determined by reference to an index, formula or other method, or based on a coin or currency other than that in which that series of subordinated debt securities are stated to be payable, the manner in which such amounts shall be determined and the calculation agent, if any, with respect thereto;

•
if other than the principal amount thereof, the portion of the principal amount of that series of subordinated debt securities that will be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default;

•
whether we will pay additional amounts on any of the subordinated debt securities and coupons, if any, of the series to any non-United States holder in respect of any tax, assessment or governmental charge withheld or deducted, and under what circumstances and with what procedures we will pay such additional amounts;

•	if other than as defined in the Subordinated Indenture, the meaning of “Business Day” when used with respect to that series of subordinated debt securities;
•
if that series of subordinated debt securities may be issued or delivered (whether upon original issuance or upon exchange of a temporary security of such series or otherwise), or any installment of principal or interest is payable, only upon receipt of certain certificates or other documents or satisfaction of other conditions in addition to those specified in the Subordinated Indenture, the forms and terms of those certificates, documents or conditions;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;
•	the terms pursuant to which any series of subordinated debt securities will be subordinate to any of our debt, if different from those described under “—Subordination” below;
•
any addition to, or modification or deletion of, any event of default, covenant or other term or provision specified in the Subordinated Indenture with respect to that series of subordinated debt securities; and

•
any other terms, which other terms may, subject, in the case of an existing outstanding series of subordinated debt securities, to the provisions of the Subordinated Indenture described below under “—Modification of Subordinated Indenture; Waiver,” amend, supplement or replace any of the terms of the Subordinated Indenture insofar as it concerns the subordinated debt securities of that series.

Each prospectus supplement or pricing supplement, as applicable, may describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the subordinated debt securities that the prospectus supplement or pricing supplement covers, as applicable.
Subordination
The payment of the principal of, and premium, if any, and interest on, and any other amounts payable with respect to the subordinated debt securities will be subordinated, to the extent and in the manner set forth in the Subordinated Indenture, in right of payment to the prior payment in full of all Senior Indebtedness, whether such Subordinated Indebtedness is outstanding at the time such subordinated debt securities are issued or incurred thereafter. The Subordinated Indenture does not limit or prohibit us from incurring Senior Indebtedness. Holders of subordinated debt securities should also recognize that contractual provisions in the Subordinated Indenture may prohibit us from making payments on the subordinated debt securities under specified circumstances.
“Senior Indebtedness” means the principal of, premium, if any, and interest on (including interest accruing after the filing of a petition initiating any proceeding pursuant to any Federal bankruptcy law or any other applicable Federal or State law, but only to the extent allowed or permitted to the holder of such Indebtedness of the Company against the bankruptcy or any other insolvency estate of the Company in such proceeding) and other amounts due on or in connection with any Indebtedness of the Company incurred, assumed or guaranteed by the Company, whether outstanding on the date of the Subordinated Indenture or thereafter incurred, assumed or guaranteed and all renewals, extensions and refundings of any such Indebtedness of the Company; provided, however, that the following will not constitute Senior Indebtedness:
(a)
any of our Indebtedness as to which, in the instrument creating the same or evidencing the same or pursuant to which the same is outstanding, it is expressly provided that such Indebtedness shall be subordinated to or pari passu with the subordinated debt securities;

(b)	Indebtedness of the Company in respect of the subordinated debt securities;
(c)	any of our Indebtedness constituting trade accounts payable arising in the ordinary course of business;
(d)
any of our Indebtedness initially issued to any Capital Trust (as defined below) in connection with an issuance by such Capital Trust of preferred securities or other securities similar to preferred securities; and

(e)	any of our Indebtedness owed to any of our subsidiaries.
“Indebtedness,” as applied to a person, means, as of the date on which Indebtedness is to be determined and without duplication (i) all obligations represented by notes, bonds, debentures or similar evidences of indebtedness; (ii) all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms; (iii) all rental obligations as lessee under leases which shall have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; and (iv) all Indebtedness of others for the payment of which such person is responsible or liable as obligor or guarantor.
“Capital Trust” means any Delaware business trust, or any other similar trust, or any partnership or other entity affiliated with us created for the purpose of issuing securities in connection with the issuance of subordinated debt securities under the Subordinated Indenture.
Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due (subject to any applicable grace period). This means that the Subordinated Trustee and the holders of subordinated debt securities of that series can take action against us, but they will not receive any money until the claims of the holders of Senior Indebtedness have been fully satisfied.
Payment Over of Proceeds Upon Dissolution, Etc. The Subordinated Indenture provides that, upon any distribution of our assets in the event of:
•
any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relative to us or our creditors, as such, or to our assets, or

•	our liquidation, dissolution or other winding up, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or
•	any assignment for the benefit of our creditors or any other marshalling of our assets and liabilities, then and in such event:
(a)
the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness, or provision shall be made for such payment in cash, before the holders of the subordinated debt securities of any series are entitled to receive any payment on account of the principal amount, interest or any such other amounts as may be payable under the Subordinated Indenture, if any, in respect of the subordinated debt securities of such series; and

(b)
any payment or distribution of our assets of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the holders of the subordinated debt securities or the Subordinated Indenture Trustee would be entitled but for the subordination provisions of the Subordinated Indenture, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the securities of such series, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the holders of Senior Indebtedness or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the principal of, and premium, if any, and interest on the Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.
In the event that, notwithstanding the provisions described in the preceding paragraph, the Subordinated Indenture Trustee or the holder of any subordinated debt security of any series receives any payment or distribution of our assets of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of the Company being subordinated to the payment of the securities of such series, before all Senior Indebtedness is paid in full or payment thereof provided for, and if such fact has been made known to the Subordinated Indenture Trustee as provided in the Subordinated Indenture, or, as the case may be, such holder of subordinated debt securities, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of our assets for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.
By reason of such subordination, in the event of any distribution of our assets in connection with any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceedings relating to us, or our liquidation, dissolution or winding up, or any assignment for the benefit of our creditors or other marshalling of our assets and liabilities:
•
holders of Senior Indebtedness will be entitled to be paid in full before payments may be made on the subordinated debt securities and the holders of subordinated debt securities will be required to pay over their share of such distribution, to the extent made in respect of such subordinated debt securities, to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full; and

•	our creditors who are neither holders of subordinated debt securities nor holders of Senior Indebtedness may recover more, ratably, than the holders of the subordinated debt securities.
Furthermore, such subordination may result in a reduction or elimination of payments to the holders of subordinated debt securities.
Our consolidation with, or our merger into, another corporation or our liquidation or dissolution following the conveyance or transfer of all or substantially all of our assets to another person upon the terms and conditions described below under “—Consolidation, Merger or Sale,” will not be deemed a dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors or marshalling of our assets and liabilities for the purposes of the subordination provisions of the Subordinated Indenture if the person formed by such consolidation or into which we are merged or the person which acquires by conveyance or transfer all or substantially all of our assets, as the case may be, will, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions described under “—Consolidation, Merger or Sale.”
Prior Payment to Senior Indebtedness upon Acceleration of Subordinated Debt Securities. In the event that any subordinated debt securities of any series are declared due and payable before their stated maturity, the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness or provision will be made for such payment in cash, before the holders of the subordinated debt securities of such series are entitled to receive any payment from us on account of the principal, premium, interest or any other amounts that may be payable in respect of the subordinated debt securities of such series or on account of the purchase or other acquisition of subordinated debt securities of such series. In the event that we make any payment to the Subordinated Indenture Trustee or the holder of any subordinated debt securities of any series that is prohibited by the provisions described in the immediately preceding sentence, then such payment generally must be paid over and delivered to us by the person holding such payment for the benefit of the holders of Senior Indebtedness. The provisions described in this paragraph do not apply to any payment with respect to which the provisions described above under the caption “—Payment Over of Proceeds Upon Dissolution, Etc.” would be applicable.

Default in Senior Indebtedness. In the event and during the continuation of any default by us in the payment of principal, premium, if any, interest or any other payment due on any of our Senior Indebtedness beyond any applicable grace period with respect thereto, or in the event that the maturity of any of our Senior Indebtedness has been accelerated because of a default, then, in any such case, no payment will be made by us with respect to the principal, premium, or interest or any other amounts that may be payable on the subordinated debt securities until such default is cured or waived or ceases to exist or any such acceleration or demand for payment has been rescinded.
Other. We are required to give prompt written notice to the Subordinated Indenture Trustee of any fact known to us which would prohibit the making of any payment in respect of the subordinated debt securities of any series.
If this prospectus is being delivered in connection with the offering of subordinated debt securities, the accompanying prospectus supplement or pricing supplement or information incorporated by reference herein will set forth the approximate amount of Senior Indebtedness outstanding as of a recent date.
Consolidation, Merger or Sale
The Subordinated Indenture generally permits us to consolidate with, merge into or convey, transfer or lease our properties and assets substantially as an entirety, to any person, so long as, immediately after giving effect to such transaction, no event of default under the Subordinated Indenture or event which, after notice or lapse of time or both, would become an event of default shall have occurred and be continuing. However, any successor or acquiror of such assets must assume all of our obligations under the Subordinated Indenture and the subordinated debt securities and be organized and existing under the laws of the United States of America, any state thereof or the District of Columbia.
Events of Default Under the Subordinated Indenture
The following are events of default under the Subordinated Indenture with respect to each series of subordinated debt securities:
•	default in the payment of any installment of interest upon any subordinated debt security of such series when it becomes due and payable, and continuance of such default for a period of 30 days; or
•	default in the payment of the principal of any subordinated debt security of such series when due; or
•
default in the performance, or breach, of any covenant or warranty of the Company in the Subordinated Indenture (other than a covenant or warranty a default in whose performance or whose breach is specifically dealt with or which has been expressly included in the Subordinated Indenture solely for the benefit of a series of subordinated debt securities other than such series), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding subordinated debt securities of such series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

•
the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under Federal bankruptcy law or any other applicable Federal or State law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

•
the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under Federal bankruptcy law or any other applicable Federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action; or

•	any other event designated as an event of default in the prospectus supplement or pricing supplement, if any, with respect to subordinated debt securities of that series.
If an event of default with respect to subordinated debt securities of any series occurs and is continuing, the Subordinated Indenture Trustee or the holders of not less than 25% in principal amount of the outstanding subordinated debt securities of that series, by notice in writing to us (and to the Subordinated Indenture Trustee if notice is given by such holders), may declare the principal of (or if such subordinated debt securities are discount securities, the portion of the principal amount specified in the applicable prospectus supplement or pricing supplement, if any), and accrued interest, if any, due and payable immediately. At any time after such a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained holders of a majority in principal amount of the outstanding subordinated debt securities of that series, by written notice to us and the Subordinated Indenture Trustee, may rescind and annul such declaration and its consequences if:
•
we have paid or deposited with the Subordinated Indenture Trustee a sum sufficient to pay all overdue installments of interest on the subordinated debt securities of that series, the principal of any subordinated debt securities of that series which have become due otherwise than by such declaration of acceleration and interest thereon, to the extent payment of such interest is lawful, interest on overdue installments of interest, all sums paid or advanced by the Subordinated Indenture Trustee, the reasonable compensation, expenses, disbursements and advances of the Subordinated Indenture Trustee, its agents and counsel and any other amount due to the Subordinated Indenture Trustee under the Subordinated Indenture, and

•
all events of default with respect to outstanding subordinated debt securities of that series, other than the non-payment of the principal of and interest on such subordinated debt securities which became due solely by such declaration of acceleration, have been cured or waived in accordance with the terms of the Subordinated Indenture.

The holders of a majority in principal amount of the outstanding subordinated debt securities of any series may waive any past default with respect to that series and its consequences, except defaults regarding:
•	payment of principal or interest; or
•
covenants that cannot be modified or amended without the consent of the holder of each outstanding subordinated debt security of such series affected (as described under “—Modification of Subordinated Indenture; Waiver” below).

Any waiver shall cure such default and the corresponding event of default.
Subject to the terms of the Subordinated Indenture, the Subordinated Indenture Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request or direction of any of the holders of the applicable series of subordinated debt securities, unless the holders have offered the Subordinated Indenture Trustee reasonable security or indemnity against costs, expenses and liabilities to be incurred in compliance with such request. The holders of a majority in principal amount of the outstanding subordinated debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Indenture Trustee, or exercising any trust or power conferred on the Subordinated Indenture Trustee, with respect to the subordinated debt securities of that series, provided that:
•	the direction given to the Subordinated Indenture Trustee is not in conflict with any law or the Subordinated Indenture;
•	the Subordinated Indenture Trustee may take any other action deemed proper by it which is not inconsistent with that direction; and
•	the Subordinated Indenture Trustee has not determined that the action would be unjustly prejudicial to the holders not involved in the proceeding.

A holder of the subordinated debt securities of any series will have the right to institute a proceeding under the Subordinated Indenture or to appoint a receiver or trustee, or to seek other remedies only if:
•	the holder has given written notice to the Subordinated Indenture Trustee of a continuing event of default with respect to the subordinated debt securities of that series;
•
the holders of not less than 25% in principal amount of the outstanding subordinated debt securities of that series have made written request, and have offered reasonable indemnity, to the Subordinated Indenture Trustee to institute the proceedings as trustee; and

•
the Subordinated Indenture Trustee does not institute the proceeding, and does not receive from the holders of a majority in principal amount of the outstanding subordinated debt securities of that series other conflicting directions, within 60 days after the notice, request and offer of indemnity.

The Subordinated Indenture provides that no holder or group of holders of subordinated debt securities will have any right to affect, disturb or prejudice the rights of other holders, obtain or seek priority or preference over another holder or enforce its rights under the Subordinated Indenture except as provided in the Subordinated Indenture for the equal and ratable benefit of all holders.
These limitations on instituting proceedings do not apply to a suit instituted by a holder of subordinated debt securities to enforce the payment of the principal of or interest on the subordinated debt securities.
We will periodically file statements with the Subordinated Indenture Trustee regarding our compliance with the conditions and covenants in the Subordinated Indenture.
Modification of Subordinated Indenture; Waiver
We and the Subordinated Indenture Trustee may amend or supplement the Subordinated Indenture without the consent of any holders to, among other things:
•	evidence the succession of another person and the assumption by such person of our covenants in the Subordinated Indenture and subordinated debt securities;
•
add to our covenants, agreements and obligations for the benefit of the holders of all subordinated debt securities or any series thereof, or to surrender any right or power the Subordinated Indenture confers upon us;

•	add to or change any of the provisions of the Subordinated Indenture to permit the issuance of subordinated debt securities in uncertificated form;
•
establish the form and terms of the subordinated debt securities of any series and (unless prohibited by the terms of the subordinated debt securities of any series pursuant to the Subordinated Indenture) to provide for the re-opening of a series of subordinated debt securities and for the issuance of additional subordinated debt securities of such series;

•
evidence and provide for the acceptance of appointment under the Subordinated Indenture of a successor Subordinated Indenture Trustee with respect to the subordinated debt securities of one or more series;

•
cure any ambiguity, to correct or supplement any provision in the Subordinated Indenture which may be inconsistent with any other provision in the Subordinated Indenture or make other provisions with respect to matters or questions arising under the Subordinated Indenture;

•
add, change or eliminate any provisions of the Subordinated Indenture (which addition, change or elimination may apply to one or more series of subordinated debt securities), provided that the addition, change or elimination neither (a) applies to any subordinated debt security of any series created prior to the execution of the supplemental indenture that is entitled to the benefit of the provision nor (b) modifies the rights of holders of those subordinated debt securities with respect to those modified provisions;

•	secure the subordinated debt securities; or
•	change anything else that does not adversely affect the interests of any holder of subordinated debt securities.

In addition, under the Subordinated Indenture, the rights of holders of a series of subordinated debt securities may be changed by us and the Subordinated Indenture Trustee with the written consent of the holders of at least a majority in principal amount of the outstanding subordinated debt securities of each series that is affected. However, no change may be made without the consent of the holder of each outstanding subordinated debt security affected if such change would, among other things:
•	change the stated maturity of principal of, or any installment of principal or interest on, any such subordinated debt security;
•	reduce the principal amount of a discount security payable upon declaration of acceleration;
•	reduce the principal amount of, or the rate of interest on, or reduce any premium payable on, any of the subordinated debt securities;
•	change the place where, or currency in which, any principal of or interest on any such subordinated debt security is payable;
•	impair the right to institute suit for the enforcement of any payment on or with respect to any of the subordinated debt securities;
•	change the terms of the subordination of the subordinated debt securities in a manner adverse to the holders of any series of outstanding subordinated debt securities;
•
reduce the percentage in principal amount of outstanding subordinated debt securities of any series, the holders of which are required to consent to any such change, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Indenture or certain defaults thereunder and their consequences) with respect to the subordinated debt securities of such series provided for in the Subordinated Indenture; and

•
modify any of the foregoing requirements or the provisions regarding waivers of any covenant or past default other than to increase the percentage of holders required for consent or waiver or add consent requirements for modification of waiver or other provisions.

Form, Exchange and Transfer
The senior debt securities of each series will be issued as registered securities. Unless otherwise specified in the applicable prospectus supplement or the pricing supplement, if any, subordinated debt securities will be issued in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Subject to the terms of the Subordinated Indenture and the limitations applicable to global securities described in the applicable prospectus supplement or the pricing supplement, if any, subordinated debt securities will be exchangeable for other subordinated debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
Subject to the terms of the Subordinated Indenture and the limitations applicable to global subordinated debt securities set forth in the applicable prospectus supplement or pricing supplement, if any, subordinated debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer duly executed) at the office of the registrar or at the office of any transfer agent we designate for that purpose. Unless otherwise provided in the subordinated debt securities to be transferred or exchanged, no service charge will be made for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges. We have appointed the Subordinated Indenture Trustee as registrar. Any transfer agent (in addition to the registrar) initially designated by us for any subordinated debt securities will be named in the applicable prospectus supplement or pricing supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the subordinated debt securities of each series.

If the subordinated debt securities of any series are to be redeemed, we will not be required to:
•
issue, register the transfer of, or exchange any subordinated debt securities of, that series during a period beginning at the opening of business 15 days before any selection of subordinated debt securities for redemption and ending on the day of mailing or sending of the relevant notice of redemption; or

•
register the transfer of or exchange any subordinated debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any subordinated debt security being redeemed in part.

Global Subordinated Debt Securities
The subordinated debt securities of each series may be issued in whole or in part in global form. A subordinated debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement or pricing supplement, if any. A global subordinated debt security shall be issued in registered form in either temporary or definitive form. A global subordinated debt security may not be transferred, except as a whole among the depositary for that subordinated debt security and its nominees and their respective successors. If any subordinated debt securities of a series are issuable as global subordinated debt securities, the applicable prospectus supplement or pricing supplement, if any, will describe any circumstances when beneficial owners of interests in that global subordinated debt security may exchange their interests for definitive subordinated debt securities of like series and tenor and principal amount in any authorized form and denomination.
Discharge
Unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, we may terminate at any time our obligations under the Subordinated Indenture with respect to any series of subordinated debt securities (other than certain limited obligations, such as the obligation to transfer and exchange subordinated debt securities of that series) by (1)(a) delivering all of the outstanding subordinated debt securities of that series to the Subordinated Indenture Trustee to be cancelled or (b) depositing with the Subordinated Indenture Trustee in trust funds or non-callable United States government or government-guaranteed obligations sufficient without reinvestment to pay all remaining principal and interest on the series of subordinated debt securities and (2) complying with certain other provisions of the Subordinated Indenture.
If we elect to discharge our obligations by depositing cash or United States government or government guaranteed obligations as described above, under present law such discharge is likely to be treated for United States federal income tax purposes as a redemption of the subordinated debt securities of that series prior to maturity in exchange for the property deposited in trust. In that event, each holder would generally recognize, at the time of discharge, gain or loss for United States federal income tax purposes measured by the difference between (1) the sum of (a) the amount of any cash and (b) the fair market value of any property deposited in trust deemed received by such holder (unless attributable to accrued interest) and (2) such holder’s tax basis in the subordinated debt securities deemed surrendered. After the discharge, each such holder would likely be treated as if it held an undivided interest in the cash (or investments made therewith) and the property held in trust (or investments made with interest received therefrom). Each such holder would generally be subject to tax liability in respect of interest income and original issue discount, if applicable, thereon and would recognize any gain or loss upon any disposition, including redemption, of the assets held in trust. Although tax might be owed, the holder of a discharged subordinated debt security would not receive cash (except for current payments of interest on that subordinated debt security) until the maturity or earlier redemption (or, if applicable, repurchase by us at the option of the holder) of that subordinated debt security. United States federal income tax treatment of this nature could affect the purchase price that a holder would receive upon the sale of the subordinated debt securities. You are urged to consult with your tax advisor regarding the tax consequences of the discharge of our obligations.
Information Concerning the Subordinated Indenture Trustee
The Subordinated Indenture Trustee, other than during the occurrence and continuance of an event of default under the Subordinated Indenture, undertakes to perform only those duties as are specifically set forth in the Subordinated Indenture and, upon an event of default under the Subordinated Indenture, must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Subordinated Indenture Trustee is under no obligation to exercise any of the rights or powers given it by the Subordinated Indenture at the request or direction of any holder of subordinated debt securities unless the Subordinated Indenture Trustee is offered reasonable security or indemnity by that holder against the costs, expenses and liabilities that it might incur. The Subordinated Indenture Trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.
The Bank of New York Mellon is a participating lender under our revolving credit agreement and provides commercial banking services to us and our affiliates. The Bank of New York Mellon Trust Company, N.A. is the Subordinated Indenture Trustee and will also act as the Senior Indenture Trustee. However, if The Bank of New York Mellon Trust Company, N.A. acquires any conflicting interest when an event of default is pending, it must (with certain exceptions) eliminate the conflict or resign.
Payment and Payment Agents
The person in whose name a debt security subordinated is registered will be treated as the owner of such security for the purpose of receiving payment of principal and, unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, interest on such subordinated debt security and for all other purposes.
Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, payment of interest on any subordinated debt securities on any interest payment date will be made to the person in whose name those subordinated debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the interest, except as otherwise provided by the procedures of the depositary. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, principal and interest on the subordinated debt securities of a particular series will be payable at the office of the paying agents that we designate, except that payments of interest may, at our option, be made by wire transfer or check mailed to the address of the person entitled thereto.
We will be required to maintain a paying agent in each place of payment for the subordinated debt securities of a particular series. Unless otherwise indicated in the applicable prospectus supplement or pricing supplement, if any, the corporate trust office of the Subordinated Indenture Trustee in the City of New York will be designated as the paying agent for payments with respect to subordinated debt securities.
All moneys that we pay to a paying agent or the Subordinated Indenture Trustee for the payment of the principal or interest, if any, on any subordinated debt securities which remain unclaimed at the end of two years after that principal or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.
Unless otherwise indicated in an applicable prospectus supplement or pricing supplement, if any, interest shall be computed, for fixed rate securities, on the basis of a 360-day year comprised of twelve 30-day months, and, for variable rate securities, on the basis of the actual number of days in the interest period divided by 360.
Governing Law
The Subordinated Indenture and subordinated debt securities will be governed by and construed in accordance with the law of the State of New York (without regard to conflicts of laws principles thereof).

DESCRIPTION OF COMMON STOCK
General
The following summary describes the material provisions of our common stock. The summary in this prospectus is not complete. We urge you to read our Restated Certificate of Incorporation of Occidental Petroleum Corporation, as amended (“Certificate of Incorporation”), and our Amended and Restated By-laws of Occidental Petroleum Corporation (“Bylaws”), which are incorporated herein by reference as exhibits to the registration statement of which this prospectus is a part.
Our Certificate of Incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 1,100,000,000 shares of common stock, par value $0.20 per share. The common stock will, when issued, be fully paid and nonassessable.
Each prospectus supplement may describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the common stock that the prospectus supplement covers.
Dividend Rights
Subject to the dividend rights of the holders of any outstanding series of preferred stock, the holders of shares of common stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock, or otherwise, at the rate and on the date or dates as declared by our board of directors. Accruals of dividends will not bear interest. As a Delaware corporation, we are subject to statutory limitations on the declaration and payment of dividends.
Liquidation Rights
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, holders of common stock will be entitled to share ratably in our assets that are legally available for distribution to stockholders after payment of liabilities, and after the payment in full of the amounts required to be paid to the holders of any outstanding class or series of preferred stock. Because we are a holding company, holders of common stock may not receive assets of our subsidiaries in the event of our liquidation until the claims of creditors of such subsidiaries are paid, except to the extent that we are a creditor of, and may have recognized claims against, such subsidiaries.
Voting Rights
Each holder of common stock entitled to vote will have one vote for each one share of common stock held on all matters to be voted upon by our stockholders, including elections of directors.
Conversion, Redemption and Preemptive Rights
Holders of our common stock have no conversion, redemption, preemptive, subscription or similar rights.
Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and of Delaware Law
Our Certificate of Incorporation and our Bylaws and Delaware law contain certain provisions that may have the effect of delaying, deferring or preventing a takeover attempt that a stockholder might consider in its best interest, including those attempts that result in a premium over the market price for the shares held by stockholders. Following is a description of certain of the anti-takeover effects of such provisions.
Special Meetings of Stockholders. Our Certificate of Incorporation and Bylaws currently provide that special meetings of our stockholders may be called by our board of directors or the Chairman of our board of directors. In addition, subject to certain procedural requirements contained in our Certificate of Incorporation and Bylaws, special meetings of stockholders may be called by the Secretary upon the written request of record holders of at least 25% of our outstanding common stock.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting of stockholders, must provide timely notice to us thereof in writing within the time periods specified in our Bylaws. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude some stockholders from bringing matters before the stockholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.
Stockholder Action by Written Consent. Stockholders are permitted to take action without a meeting by written consent, subject to certain procedures specified in our Certificate of Incorporation and Bylaws.
Limitations on Stockholders’ Ability to Change the Number of Directors. The number of directors to serve on our board of directors is fixed by our Bylaws, and, pursuant to our Bylaws, can only be changed by resolution of our board of directors. In addition, our Certificate of Incorporation provides that any vacancy on our board of directors (including any vacancy resulting from an increase in the number of directors) may be filled by a majority of our board of directors then in office. These provisions limit the ability of a stockholder to appoint new directors to our board of directors, and may have the effect of discouraging an attempt to obtain control of us by means of a proxy contest or otherwise.
Authorized but Unissued Capital Stock. Our Certificate of Incorporation authorizes our board of directors to issue one or more series of preferred stock, and to determine, with respect to any such series of preferred stock, the number of shares to be included in any series and the designation, relative powers, preferences, rights and qualifications, limitations or restrictions of such series of preferred stock. The DGCL does not require stockholder approval for any issuance of previously authorized shares of our capital stock. However, the listing requirements of the New York Stock Exchange (“NYSE”), which will apply so long as our common stock is listed on the NYSE, require stockholder approval of certain issuances of common stock or securities convertible into or exercisable for common stock equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons who support current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. In addition, provisions which could discourage an unsolicited tender offer or takeover proposal, such as extraordinary voting, dividend, redemption or conversion rights, could be included in a series of preferred stock.
No Cumulative Voting. The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation provides otherwise. Our Certificate of Incorporation provides that holders of common stock do not have cumulative voting rights in the election of directors or otherwise. A cumulative voting provision could make it easier for minority stockholders to elect one or more directors to our board of directors.
General Corporation Law of the State of Delaware. We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:
•	prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•
at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes certain mergers, asset or stock sales and other transactions involving the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns (or within the previous three years did own) 15% or more of our voting stock.

Section 203 could prohibit or delay a merger or other takeover attempt and, accordingly, may discourage attempts to acquire us.
Stock Exchange Listing
Our common stock is listed on the NYSE under the symbol “OXY.”
Transfer Agent and Registrar
EQ Shareowner Services acts as transfer agent and registrar for our common stock.

DESCRIPTION OF PREFERRED STOCK
General
The following summary describes the material provisions of our preferred stock. The summary in this prospectus is not complete. We urge you to read our Certificate of Incorporation and our Bylaws, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and the certificate of designations establishing a particular series of preferred stock which will be filed with the Secretary of State of the State of Delaware and the SEC in connection with the offering of the preferred stock.
Our Certificate of Incorporation authorizes our board of directors, without further stockholder action, to provide for the issuance of up to 50,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, and to fix the number of shares to be included in any series and the designation, relative powers, preferences and rights and qualifications, limitations or restrictions of all shares of such series.
The particular terms of any series of preferred stock that we offer under this prospectus will be described in the applicable prospectus supplement relating to that series of preferred stock. Those terms may include:
•	the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
•	the purchase price of the preferred stock;
•	the voting powers, if any, and whether such voting powers are full or limited, in any such series;
•	the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
•
whether dividends, if any, shall be cumulative or noncumulative, the dividend rate, or method of determining the dividend rate of such series, and the dates and preferences of dividends on such series;

•	the rights of such series upon our voluntary or involuntary dissolution, or upon any distribution of our assets;
•
the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of ours or any other corporation, and the price or prices or the rates of exchange applicable thereto;

•	the right, if any, to subscribe for or to purchase any securities of ours or any other corporation;
•	the provisions, if any, of any sinking fund applicable to such series; and
•	any other relative, participating, optional or other special powers, preferences, rights, qualifications, limitations or restrictions thereof.
Each prospectus supplement may describe certain United States federal income tax considerations applicable to the purchase, holding and disposition of the preferred stock that the prospectus supplement covers.
If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, those terms will also be disclosed in the applicable prospectus supplement relating to that series of preferred stock.
The preferred stock will, when issued, be fully paid and nonassessable.
Dividend Rights
The preferred stock will be preferred over the common stock as to payment of dividends. Before any dividends or distributions (other than dividends or distributions payable in common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation) on the common stock or other stock ranking junior to that series of preferred stock as to dividends and upon liquidation shall be declared and set apart for payment or paid, the holders of shares of each series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to receive dividends when, as and if declared by our board of directors or, if dividends are cumulative, full cumulative dividends for the current and all prior dividend periods. We will pay those dividends either in cash, shares of preferred stock, or otherwise, at the rate and on the date or dates set forth in the applicable prospectus supplement. With respect to each series of preferred stock that has cumulative dividends, the dividends on each share of the series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock as to the payment of dividends, as compared with then-existing and future series of preferred stock.
Rights Upon Liquidation
The preferred stock of each series will be preferred over the common stock and other stock ranking junior to that series of preferred stock as to assets, so that the holders of that series of preferred stock (unless otherwise set forth in the applicable prospectus supplement) will be entitled to be paid, upon our voluntary or involuntary liquidation, dissolution or winding up, and before any distribution is made to the holders of common stock and other stock ranking junior to that series of preferred stock, the amount set forth in the applicable prospectus supplement. If upon any liquidation, dissolution or winding up, our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets will be distributed among the holders of each series of preferred stock in amounts proportional to the full amounts to which the holders of each series are entitled, subject to the relative rankings of each series of preferred stock upon liquidation. The applicable prospectus supplement will indicate the relative ranking of the particular series of the preferred stock upon liquidation, as compared with then-existing and future series of preferred stock. Unless otherwise specified in a prospectus supplement for a series of preferred stock, after payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of preferred stock will not be entitled to any further participation in any distribution of our assets.
Conversion, Redemption or Exchange
The shares of a series of preferred stock will be convertible or exchangeable at the option of the holder of the preferred stock, redeemable at our option or at the option of the holder, as applicable, convertible or exchangeable at our option, into another security, in each case, to the extent set forth in the applicable prospectus supplement.
Voting Rights
The holders of each series or class of preferred stock we may issue will have no voting rights, except as required by law and as described below or in the applicable prospectus supplement. Our Board of Directors may, upon issuance of a series or class of preferred stock, grant voting rights to the holders of that series or class, which may be full or limited.
Without the affirmative vote of a majority of the shares of any class of preferred stock then outstanding, we may not:
•	increase or decrease the aggregate number of authorized shares of that class;
•	increase or decrease the par value of the shares of that class; or
•	alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.
If the amendment would adversely alter or change the powers, preferences or special rights of one or more series of a class of preferred stock, but not the entire class, then only the shares of the affected series will have the right to vote on the amendment.
Other
Our Certificate of Incorporation and our Bylaws and Delaware law contain certain provisions that may have the effect of delaying, deferring or preventing a takeover attempt that a holder of our preferred stock or depositary shares might consider in its best interest, including those attempts that may result in a premium over the market price of those shares. See “Description of Common Stock—Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and of Delaware Law.”

DESCRIPTION OF WARRANTS
We may issue warrants to purchase any combination of our debt securities, common stock, preferred stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.
The applicable prospectus supplement will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:
•	the title of the warrants;
•	the aggregate number of warrants offered;
•
the designation, number and terms of the debt securities, common stock, preferred stock or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

•	the exercise price of the warrants;
•	the dates or periods during which the warrants are exercisable;
•	the designation and terms of any securities with which the warrants are issued;
•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;
•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;
•	any minimum or maximum amount of warrants that may be exercised at any one time; and
•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

DESCRIPTION OF DEPOSITARY SHARES
The following description of the terms of the depositary shares sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to those depositary shares will be described in the prospectus supplement relating to those depositary shares. Accordingly, for a description of the terms of a particular issue of depositary shares, reference must be made to both the prospectus supplement relating thereto and to the following description.
General
We may, at our option, elect to offer shares of preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and one or more depositaries selected by us, who we will name in the prospectus supplement.
Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by that depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights. The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Each receipt will represent the applicable interest in a number of shares of a particular series of the preferred stock, which we will describe in the prospectus supplement.
A holder of depositary shares will be entitled to receive the whole number of shares of preferred stock underlying those depositary shares. Holders will not be entitled to receive fractional shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

DESCRIPTION OF STOCK PURCHASE CONTRACTS
AND STOCK PURCHASE UNITS
We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, or for us to issue in exchange for other securities, a specified number of shares of our common stock or preferred stock (or a range of numbers of shares in accordance with a predetermined formula) at a future date or dates or upon the occurrence of specified events. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts.
We may issue the stock purchase contracts separately or as a part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of our senior debt securities or subordinated debt securities or any other security registered under this registration statement as described in the applicable prospectus supplement, securing the holder’s obligations to purchase the common stock or preferred stock under the stock purchase contracts.
The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations in a specified manner, and in specified circumstances, we may deliver newly issued prepaid stock purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing that holder’s obligations under the original stock purchase contract.
The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. That description will not be complete. For more information, you should review the stock purchase contracts and, if applicable, the collateral arrangements and depositary arrangements relating to those stock purchase contracts or stock purchase units and any prepaid securities and the document under which the prepaid securities will be issued. We will file forms of these documents with the SEC before we issue any stock purchase contracts or stock purchase units and, if applicable, prepaid securities.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units comprised of two or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The applicable prospectus supplement will describe:
•
the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;
•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and
•	whether the units will be issued in fully registered or global form.
The unit agreement, together with the terms of the underlying securities, will be filed with the SEC in connection with the offering of the specific units.

PLAN OF DISTRIBUTION
We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers, through agents or a combination of these methods.
Sale Through Underwriters or Dealers
If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in a prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.
If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales Through Agents
We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In a prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in such prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in a prospectus supplement.
Delayed Delivery Contracts
If we so indicate in a prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in such prospectus supplement. Such prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Occidental Petroleum Corporation and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Anadarko Petroleum Corporation and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2018 consolidated financial statements refers to a change in the method of accounting for revenue recognition in 2018.
Certain information with respect to the oil and gas reserves associated with Occidental’s oil and gas properties is confirmed in the process review letter of Ryder Scott Company, L.P., independent petroleum engineering consultants, and has been incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such process review letter and in giving such process review letter.
Certain information with respect to the oil and gas reserves associated with Anadarko’s oil and gas properties is confirmed in the procedures and methods review letter of Miller and Lents, Ltd., an independent petroleum consulting firm, and has been incorporated by reference into this document, upon the authority of said firm as experts with respect to the matters covered by such procedures and methods review letter and in giving such procedures and methods review letter.

11,606,992 Shares

Common Stock
P R O S P E C T U S  S U P P L E M E N T

July 15, 2020